Contact:	FD
(212) 850-5600
	Investors:	Cara O’Brien/Leigh Parrish
	Media:	Diane Zappas

FOR IMMEDIATE RELEASE

STEVEN MADDEN, LTD. ANNOUNCES FIRST QUARTER RESULTS
 ~ First Quarter Net Income $2.1 Million, or $0.10 Per Diluted Share,
Including One-Time Charge of $3.0 Million, or $0.15 Per Diluted Share ~
~ Excluding One-Time Charge, First Quarter Net Income $5.1 Million, or $0.25 Per Diluted Share ~

          LONG ISLAND CITY, N.Y. – May 1, 2008 – Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2008.

          First quarter net sales were $100.5 million compared to $106.7 million in the first quarter of 2007. Gross margin increased to 40.0% compared to 39.6% in the first quarter of the prior year due to a margin increase in the wholesale division, partially offset by a margin decline in the retail division. Operating expenses as a percent of sales were 40.5% versus 30.0% in the same period of 2007, due largely to a one-time pre-tax charge of $4.9 million resulting from the resignation of the Company’s former Chief Executive Officer as well as reduced leverage on lower sales versus the prior year period. Operating income including the aforementioned one-time charge was $2.8 million, or 2.8% of sales, compared with operating income of $15.7 million, or 14.7% of sales, in the first quarter of 2007.

          Net income was $2.1 million, or $0.10 per diluted share, compared to $9.5 million, or $0.43 per diluted share, in the prior year’s first quarter. Net income includes a one-time after-tax charge of $3.0 million, or $0.15 per diluted share, resulting from the aforementioned resignation of the Company’s former Chief Executive Officer. Excluding the one-time charge, first quarter 2008 adjusted net income was $5.1 million, or $0.25 per diluted share.

          Revenues from the wholesale business were $75.6 million compared to $82.3 million in the first quarter of 2007 due primarily to revenue declines in Candie’s and Stevies. Gross margin in the wholesale business increased to 37.4% from 36.2% in last year’s first quarter, primarily as a result of margin improvement in the Daniel M. Friedman division.

          Retail revenues increased 2.6% to $25.0 million compared to $24.4 million in the first quarter of the prior year, due to sales from new stores. Same store sales decreased 3.7%. Retail gross margin decreased to 47.8% from 50.9% in the comparable period of the prior year, due to increased promotional activity. During the first quarter of 2008, the Company opened one new Steve Madden retail store and closed two Steve Madden stores.

          “While our results in the first quarter continued to reflect an overall challenging macroeconomic environment, we experienced an improvement in certain areas of our business compared to the latter half of 2007,” stated Edward Rosenfeld, Interim Chief Executive Officer. “We were pleased with the sales increases we were able to achieve in Madden Girl, Steven and our newest line, Steve Madden’s Fix. Further, we improved our wholesale gross margin as a result of strong branded product performance in our Daniel M. Friedman accessories division. Given the weak consumer spending trends, we were pleased with the sell-through of our merchandise. Overall, we have continued to focus on strengthening the business and our brands, and we believe the Company is well positioned in the current environment.”

Page 2 – Steven Madden, Ltd. Announces First Quarter Results

          Arvind Dharia, Chief Financial Officer, commented, “We ended the quarter with $55.8 million in cash, cash equivalents, and marketable securities, no debt, and total stockholders’ equity of $175.2 million. We were pleased to have completed a Dutch Auction share repurchase at the end of the quarter which allowed us to return $44.2 million to our shareholders. Moreover, we were able to complete this share repurchase while also maintaining our very strong financial position during a difficult macroeconomic environment. We continue to position our business for future growth and remain confident in the long-term potential of the Company.”

Company Outlook

          Based on trends to date this year and current visibility, the Company is maintaining its guidance for the full fiscal year. The Company continues to expect 2008 net sales will be flat to an increase of 2% compared to fiscal 2007 and earnings per diluted share will range between $1.55 and $1.65, excluding the impact of the one-time charge recognized in first quarter. Including the impact of the one-time charge, earnings per diluted share are expected to range between $1.39 and $1.49. All earnings per share estimates reflect the benefit from the Company’s recently completed share repurchase through a Dutch Auction tender offer.

          Mr. Rosenfeld concluded, “We have been encouraged by the more positive consumer response to our merchandise that we have begun to see this year as well as the current strength of our brands in the market. Given the persisting weak consumer trends, we plan to maintain a conservative approach to managing our business. However, we are seeing some initial improvement in footwear trends that we believe may benefit us as we move into the latter half of 2008. Overall, we continue to be confident in the strength of our diversified business model and the Company’s ability to generate long-term growth.”

Conference Call Information

          Interested shareholders are invited to listen to the first quarter earnings conference call scheduled for today, Thursday, May 1, 2008, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until May 15, 2008. Additionally, a replay of the call can be accessed by dialing 800-642-1687, passcode 45688067, and will be available until May 8, 2008.

          Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, and hosiery and owns and operates 100 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for Betsey Johnson handbags and belts and Tracy Reese handbags and belts.

          Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates” or “plans” to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.

(Tables to follow)

Page 3 – Steven Madden, Ltd. Announces First Quarter Results

STEVE MADDEN LTD
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - Unaudited

	Three Months Ended
	Mar 31, 2008	Mar 31, 2007

Consolidated:

Net Sales	100,539	106,654
Cost of Sales	60,324	64,460

Gross Profit	40,215	42,194
Commission and licensing fee income - net	3,356	5,446
Operating Expenses	40,734	31,971

Income from Operations	2,837	15,669
Interest and other Income, Net	526	910

Income Before provision for Income Taxes	3,363	16,579
Provision for Income Tax	1,311	7,046

Net Income	2,052	9,533

Basic income per share	0.10	0.45

Diluted income per share	0.10	0.43

Weighted average common shares outstanding - Basic	20,045	20,960

Weighted average common shares outstanding - Diluted	20,264	21,963

Page 4 – Steven Madden, Ltd. Announces First Quarter Results

BALANCE SHEET HIGHLIGHTS

	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007
	Consolidated	Consolidated	Consolidated

	(Unaudited)		(Unaudited)

Cash and cash equivalents	22,951	$29,446	11,467
Investment Securities	32,890	80,411	78,582
Total Current Assets	137,433	168,855	173,198
Total Assets	226,081	266,521	234,654
Total Current Liabilities	46,385	47,717	29,788
Total Stockholder Equity	175,247	215,334	201,633